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EXHIBIT 11



EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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                                                                                   Six Months Ended
                                                                                     December 31,
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                                                                            1999                      1998
SHARES USED IN DETERMINING BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                                      4,846,476                 4,821,066
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SHARES USED IN DETERMINING DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                                      4,821,066                 4,821,066

Net effect of stock options based on the treasury stock
  method using the average market price during the period                          97,591                   184,169
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     Total weighted average common and common equivalent
        shares outstanding                                                      4,944,067                 5,005,235
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